SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Millenium Tax-Free Income Fund, Inc.
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Address of Principal Business Office (No. & Street, City, State Zip Code):
      45 Essex Street, Millburn, NJ 07041
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Telephone Number (including area code): (973) 379-0300
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Name and address of agent for service of process:

      John C. Sabo, c/o Rickel Securities
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      45 Essex Street, Millburn, NJ 07041
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Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A: YES [X] NO []

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Newark and the state of New Jersey on the 15th day of January 1998

                              Signature: Millenium Tax-Free Income Fund, Inc.
                                         ------------------------------------
                                         Registrant

                                   By: /s/ John C. Sabo
                                       ----------------
                                       John C. Sabo
                                       Director

Attest: /s/ Susan P. Bowen
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        Susan P. Bowen
        Vice President and CFO